Exhibit 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
THIRD QUARTER 2008 FINANCIAL RESULTS

●	Net income increases 5% year over year to $28.9 million
●	Third quarter diluted EPS increases 9% year over year to $0.51

BRISTOL, Conn., October 31, 2008 — Barnes Group Inc. (NYSE: B), a leading international aerospace and industrial components manufacturer and logistical services company, today reported third quarter 2008 net income of $28.9 million, or $0.51 per diluted share, an 8.5 percent increase in earnings per share over the prior year third quarter.  Operating income increased to $41.1 million and operating margin increased 1.1 percentage points to 12.2 percent over the prior year third quarter.  Operating income improved despite a decline in third quarter revenues of approximately 6.5 percent as a result of a slowing global economy and changing industry dynamics within the aerospace market.  Third quarter margin improvements were principally from continued progress in Barnes Distribution’s North American operations and strong Barnes Aerospace profits driven by continued operational improvements and cost reduction efforts.

“While current macroeconomic headwinds presented a challenge to our third quarter top line growth, our global diversification and differentiated business model proved resilient, resulting in year over year EPS growth for the third quarter,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc.

“We are confident that the recently announced reorganization for our strategic business units will position the Company to proactively respond to anticipated economic challenges while realizing additional longer term synergies. We will continue to assess additional needs for production realignment and product rationalization to strengthen our long-term prospects. Looking forward, our strong balance sheet and cash flow generation, combined with the advantages of a leaner organization, will position Barnes Group to withstand volatile market conditions, achieve sustainable growth, and deliver long-term stockholder value,” added Milzcik.

(millions; except	Three months ended September 30,					Nine months ended September 30,
per share data)	2008	2007	Change			2008	2007	Change
Net Sales	$337.1	$360.4	($23.3)	(6.5)%		$1,108.6	$1,080.6	$28.0	2.6%
Operating Income	$41.1	$40.1	$1.0	2.4%		$140.0	$123.6	$16.4	13.3%
Operating Margin	12.2%	11.1%	-	1.1	pts.	12.6%	11.4%	-	1.2	pts.
Net Income	$28.9	$27.7	$1.2	4.6%		$97.0	$83.7	$13.3	15.9%
Net Income Margin	8.6%	7.7%	-	0.9	pts.	8.7%	7.7%	-	1.0	pts.

Net Income Per Diluted Share	$0.51	$0.47	$0.04	8.5%		$1.71	$1.47	$0.24	16.3%

Barnes Group Inc.  \ 2

Barnes Aerospace

	Three months ended September 30,					Nine months ended September 30,
(millions)	2008	2007	Change			2008	2007	Change
Sales	$100.9	$103.2	($2.3)	(2.2)%		$327.6	$286.8	$40.8	14.3%
Operating profit	$22.4	$20.7	$1.7	8.2%		$68.6	$56.1	$12.5	22.2%
Operating margin	22.2%	20.1%	-	2.1	pts.	20.9%	19.6%	-	1.3	pts.

Barnes Aerospace’s results for the quarter were adversely impacted by declines in sales and orders as a result of the International Association of Machinists (IAM) strike at Boeing Company.   Barnes Aerospace’s Original Equipment Manufacturing (OEM) operations were impacted by sharp schedule slides and lower activity levels primarily in the last two weeks of September.  Our OEM facilities are now executing plans focused on cost containment and cost elimination.  Revenue generated from components destined for a Boeing aircraft represent approximately one-third of Barnes Aerospace’s total revenue, or approximately 10 percent of total Barnes Group revenue.  While the strike was disruptive, it does not change the long-term favorable outlook for the aerospace market and we expect that the robust aerospace industry fundamentals will remain.

The industry’s solid global backlog and Barnes Aerospace’s content on the engines that drive Boeing’s current aircraft lineup allow us to continue to invest for the future.   Our confidence is demonstrated through a recent long-term product line expansion agreement signed with a major OEM to manufacture pistons and cylinders for landing gear actuation systems on the Boeing 787 and the Airbus A380.  This new product family utilizes the strength of Barnes Aerospace’s technology and manufacturing capabilities.  The term of the agreement is 14 years with sales forecasted at over $170 million.

OEM sales of $66.4 million declined 3 percent for the quarter driven by declines in commercial manufacturing as a result of the IAM strike, partially offset by growth in military sales.  The total order backlog at Barnes Aerospace at the end of the third quarter of 2008 was $407.0 million.  The total order backlog declined approximately 4 percent from the second quarter of 2008.  The sequential decrease was primarily a result of order delays relating to the IAM strike at Boeing and 787 deferrals associated with aircraft launch delays.  Approximately 61 percent of the backlog at September 30, 2008 is expected to be shipped within the next 12 months.

Aftermarket sales of $34.5 million were flat relative to the prior year third quarter.  The positive impact from quarter-over-quarter growth in aftermarket spare parts was offset by lower maintenance, repair and overhaul (MRO) sales.  MRO sales were tempered during the quarter as airlines deferred maintenance activities and enacted capacity reductions as the result of oil prices that peaked in the quarter.  The recent decline in oil prices is likely to provide airlines with beneficial financial flexibility going forward.

Barnes Aerospace’s third quarter 2008 operating profit of $22.4 million reflects an increase of 8 percent from the 2007 period.  Barnes Aerospace has generated growth in operating profit for 19 consecutive quarters.  The increase in operating profit for the quarter was primarily a result of the profit contribution from the increased sales of the higher margin aftermarket spare parts business and the positive impact of expense controls and lean improvement activities.  This was partially offset by higher costs in the MRO business as it continues to drive improvements in the manufacturing process of a new product line introduced last year.  Operating margins for Barnes Aerospace improved 2.1 points to a record level of 22.2 percent.

Barnes Group Inc.  \ 3

Barnes Distribution

	Three months ended September 30,					Nine months ended September 30,
(millions)	2008	2007	Change			2008	2007	Change
Sales	$123.5	$132.0	($8.5)	(6.4)%		$400.3	$409.3	($9.0)	(2.2)%
Operating profit	$5.9	$2.7	$3.2	121.5%		$18.3	$12.6	$5.7	46.0%
Operating margin	4.8%	2.0%	-	2.8	pts.	4.6%	3.1%	-	1.5	pts.

Barnes Distribution’s vendor managed inventory and technical sales service and support delivery models are generating improved financial performance.  The organization’s focus on generating profitable sales and stabilizing the sales ranks are providing added favorable momentum throughout the business.

Barnes Distribution sales of $123.5 million in the third quarter of 2008 reflect a decrease of approximately 6 percent from the third quarter of 2007.  Barnes Distribution’s organic sales decreased $9.6 million, or approximately 7 percent.  The lower organic sales were due to declines in certain markets in North America, primarily transportation and manufacturing-related segments, and lower organic sales in Europe, predominantly due to sales force disruption in the United Kingdom.  Sales, as reported in U.S. dollars, continue to be favorably impacted by the strength of the local currencies, increasing sales by approximately $1.1 million in the third quarter of 2008, primarily in Europe.  The favorable impact of currency translation will likely decline if the recent strengthening of the U.S. dollar against local currencies continues.

Barnes Distribution’s operating profit for the third quarter of 2008 more than doubled to $5.9 million and resulted in an operating margin improvement of 2.8 percentage points to 4.8 percent.  This improvement is primarily driven by solid execution on cost management and warehouse operations in North America, which achieved double-digit operating margins during the quarter.

Despite challenging macroeconomic conditions, Barnes Distribution North America continued to make operational and financial headway.  North American operational initiatives continue to lower costs, drive sales force productivity, and improve pricing. Throughout the year, Barnes Distribution North America has generated favorable year-over-year progress and has continued to maintain its focus on the customer by providing a high level of service delivery.  Additionally, market segmentation strategies are identifying and targeting key customers that value our services in markets such as food processing and truck fleet.

The positive impact on operating profit in North America was offset by the underperformance in Europe which reported lower sales volumes and higher costs.  The European management team is coordinating efforts towards stabilizing and improving the operational performance and cost structure of the business and is considering structural changes to improve long-term profitability.

Barnes Industrial

	Three months ended September 30,					Nine months ended September 30,
(millions)	2008	2007	Change			2008	2007	Change
Sales	$112.9	$125.6	($12.7)	(10.2)%		$381.4	$385.5	($4.1)	(1.1)%
Operating profit	$12.7	$16.8	($4.1)	(24.3)%		$53.0	$55.0	($2.0)	(3.6)%
Operating margin	11.3%	13.4%	-	(2.1)	pts.	13.9%	14.3%	-	(0.4)	pts.

Barnes Group Inc.  \ 4

Barnes Industrial’s results for the third quarter benefitted from the strategic focus on geographical and end market diversification.  Businesses in Europe and Asia which focus on the industrial and energy end markets provided sales growth that partially offset the significant downtrend in the North American transportation and consumer product end markets.  New product introductions along with a strong market presence in Europe and Asia, supported by a focus on cost reductions through lean activities, are providing new business opportunities in the face of declines in transportation-related activities and a slowing global economy.

Sales at Barnes Industrial for the third quarter of 2008 were $112.9 million, a decrease of approximately 10 percent from the third quarter of 2007.  Third quarter 2008 organic sales were down 11 percent due to sharp declines in the North American transportation and consumer product end markets.  Sales, primarily in Europe, as reported in U.S. dollars, were favorably impacted by the strength of local currencies, increasing reported sales by approximately $3.7 million.  The favorable impact from currency translation will likely decline if the U.S. dollar continues to strengthen against local currencies.  The divestiture in March 2008 of Spectrum Plastics Molding Resources, Inc., a business of Barnes Industrial, resulted in a reduction in sales of approximately $2.8 million as compared to the 2007 period.

Barnes Industrial’s third quarter 2008 operating profit of $12.7 million decreased approximately 24 percent from the prior year quarter.  Third quarter 2008 operating profit was negatively impacted by lower sales volumes in the transportation-related end markets within North America.  Increased sales, operational improvements, and pricing initiatives within the European businesses partially offset the decline in the North American operations.  Looking ahead, improved long-term profitability is expected to be driven by organic sales growth, pricing initiatives, cost structure realignment, product rationalization, productivity improvements, and capacity reductions.  In addition, the global market for high quality precision components within many product and customer end markets provides favorable long-term prospects for Barnes Industrial’s diverse businesses.

Total Company
Revenues - The Company reported net sales of $337.1 million in the third quarter of 2008, a decrease of $23.3 million or approximately 6 percent, from the third quarter of 2007.  The decrease was a result of declines in all three segments due in part to slowing global economic conditions including a sharp decline in the North American transportation market and at Barnes Aerospace as a result of the impact on sales of the IAM strike at Boeing.  International sales were favorably impacted by the strength of local currencies, favorably impacting reported U.S. dollar sales by an additional $4.8 million in 2008.  Future positive influences on revenue will decline if foreign currencies continue to weaken against the U.S. dollar.  The sale of Spectrum Plastics resulted in a reduction in sales of $2.8 million as compared to the 2007 period.

	Revenues
	Three months	Three months ended September 30, 2008
(millions)	ended September 30, 2007	Organic Growth	Acquisition/ (Divestiture) Revenues	Foreign Exchange Impact	Total
Barnes Aerospace	$103.2	($2.3)	-	-	$100.9
Barnes Distribution	$132.0	($9.6)	-	$1.1	$123.5
Barnes Industrial	$125.6	($13.6)	($2.8)	$3.7	$112.9
Intersegment	($0.4)	$0.2	-	-	($0.2)

Total	$360.4	($25.3)	($2.8)	$4.8	$337.1

Barnes Group Inc.  \ 5

Cost of Sales and Selling and Administrative Expenses – Cost of sales decreased approximately 7 percent in the third quarter of 2008 compared with the same period in 2007, primarily as a result of lower sales levels.  The decrease in cost of sales was greater than the percentage decrease in sales and reflects increases in gross margins at Barnes Aerospace and Barnes Distribution.

Selling and administrative expenses were 25.6 percent of sales, reflecting a decrease of 0.5 percentage points from the same period of 2007.  This decrease was due primarily to the positive impact of expense reduction initiatives and lower compensation expenses.

Operating Income – Operating income of $41.1 million in the third quarter of 2008 increased $1.0 million over the corresponding prior year period, in spite of lower year-over-year sales.  Operating income margin for the quarter increased to 12.2 percent from 11.1 percent a year ago, due to improvements within Barnes Aerospace and at Barnes Distribution which realized a substantial improvement in operating margin in North America.

Other Income/Interest Expense – Other expenses, net of other income, decreased $0.1 million in the third quarter of 2008, compared to the same period in 2007.  Interest expense decreased $1.4 million to $4.7 million in the third quarter of 2008.  The interest expense reduction was principally due to lower year-over-year interest rates.

Income Taxes – The Company’s effective tax rate for the first nine months of 2008 was 21.1 percent, which resulted in an effective tax rate for the third quarter of 2008 of 20.5 percent, compared with 19.4 percent in the first nine months of 2007 and 20.3 percent for the full year 2007.  Changes in the Company’s tax rate are largely dependent on the earnings mix between our global operations.

Net Income – Net income for the third quarter was $28.9 million, an increase of 5 percent over last year with diluted EPS of $0.51, an increase of 9 percent.  Diluted average shares outstanding decreased 4 percent from the prior year to 56.3 million.

The Company’s option and restricted stock unit grants, along with the convertible notes, affect the total diluted share count depending on the Company’s stock price.  The chart below details the impact the convertible notes have on total diluted shares for a given 2008 stock price as compared to the fourth quarter 2007 level.  The basis for calculating the dilutive effect of convertible notes is the average closing stock price of the last 30 trading days of the quarter; as of December 31, 2007, that price was $31.45.  The average closing stock price for Barnes Group Inc.’s shares during the last 30 trading days of the third quarter of 2008 was $22.83.

	Number of Shares (in millions)
2008 Stock Price	Convertible Notes Diluted Share Effect	Convertible Notes Diluted Share Effect As of 4Q 2007	Changes In Convertible Notes Effect
less than $20.86	0.0	1.9	(1.9)
$22.83	0.4	1.9	(1.5)
$25.00	0.8	1.9	(1.1)
$30.00	1.6	1.9	(0.3)
$31.45	1.9	1.9	-
$35.00	2.6	1.9	0.7

Barnes Group Inc.  \ 6

Balance Sheet / Cash Flow – The Company continues to maintain a strong balance sheet with a focus on long-term opportunities to enhance the strength of the Company.  The current credit markets continue to present companies with challenges in expanding credit lines.  Barnes Group has reviewed and currently expects its credit facilities will continue to be supported by its bank group.  In addition, these facilities coupled with cash generated from operations are ample for the Company’s anticipated requirements.

Operating activities provided $43.0 million of cash flow during the quarter and $83.2 million in the first nine months of 2008.  Cash was $25.6 million at the end of the quarter.  The debt-to-capitalization ratio was 39.5 percent.  The debt-to-EBITDA ratio was 2.14 times versus a total debt covenant of 4.0 times, and allows for additional borrowings of $410.4 million, well in excess of the Company’s unused credit facilities.  At the end of the third quarter 2008, $202.8 million was borrowed at an interest rate of 3.64% under the Company’s $400.0 million borrowing facility which matures in September 2012.  The Company’s total borrowings are comprised of approximately 57% fixed rate debt and approximately 43% variable rate debt.  The Company has not issued commercial paper.

Capital expenditures for the third quarter were approximately $15.9 million.  Depreciation and amortization for third quarter of 2008 were $13.3 million.

During the third quarter the Company paid a cash dividend per share of 16 cents ($0.16) and has declared a quarterly cash dividend of 16 cents ($0.16) per share for the fourth quarter of 2008.  Barnes Group Inc. and its predecessor companies have paid a cash dividend to stockholders on a continuous basis since 1934.

Conference Call
The Company will conduct a conference call with investors to discuss third quarter results at 8:30 a.m. EDT today, October 31, 2008.  The conference call will consist of brief opening remarks followed by a question and answer session.  A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support.  Founded in 1857, the 6,000 dedicated employees at more than 70 locations worldwide are committed to achieving consistent and sustainable profitable growth.  For more information, visit www.BGInc.com.  Barnes Group, the Critical Components People.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as “anticipated,” “believe,” “expect,” “plans,” “strategy,” “estimate,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Brian D. Koppy – 860.973.2126
###

Barnes Group Inc. / 7

BARNES GROUP INC. CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2008	2007	% Change	2008	2007	% Change

Net sales	$337,135	$360,386	(6.5)	$1,108,576	$1,080,562	2.6

Cost of sales	209,830	226,139	(7.2)	684,203	666,888	2.6
Selling and administrative expenses	86,254	94,157	(8.4)	284,410	290,121	(2.0)
	296,084	320,296	(7.6)	968,613	957,009	1.2

Operating income	41,051	40,090	2.4	139,963	123,553	13.3

Operating margin	12.2%	11.1%		12.6%	11.4%

Other income	138	245	(43.7)	441	876	(49.6)

Interest expense	4,735	6,162	(23.2)	15,158	19,623	(22.8)
Other expenses (see note)	69	304	(77.3)	2,279	965	NM

Income before income taxes	36,385	33,869	7.4	122,967	103,841	18.4

Income taxes	7,453	6,208	20.0	25,989	20,138	29.1
Net income	$28,932	$27,661	4.6	$96,978	$83,703	15.9

Per common share:
Net income:
Basic	$0.53	$0.52	1.9	$1.79	$1.58	13.3
Diluted	0.51	0.47	8.5	1.71	1.47	16.3
Dividends	0.16	0.14	14.3	0.46	0.405	13.6

Average common shares outstanding:
Basic	54,491,638	53,605,631	1.7	54,305,152	53,108,604	2.3
Diluted	56,336,095	58,427,435	(3.6)	56,659,318	57,118,331	(0.8)

Note: Year to date 2008 Other expenses includes a $1,241 ($846 after-tax, or $.01 diluted EPS) transaction loss on sale of Spectrum Plastics.

NM- not meaningful

Barnes Group Inc. / 8

BARNES GROUP INC. OPERATIONS BY REPORTABLE BUSINESS SEGMENT (Dollars in thousands) (Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2008	2007	% Change	2008	2007	% Change

Net Sales

Barnes Aerospace	$100,925	$103,157	(2.2)	$327,635	$286,767	14.3

Barnes Distribution	123,524	131,988	(6.4)	400,269	409,258	(2.2)

Barnes Industrial	112,857	125,615	(10.2)	381,364	385,524	(1.1)

Intersegment sales	(171)	(374)	54.3	(692)	(987)	29.9

Total net sales	$337,135	$360,386	(6.5)	$1,108,576	$1,080,562	2.6

Operating profit

Barnes Aerospace	$22,381	$20,686	8.2	$68,569	$56,110	22.2

Barnes Distribution	5,948	2,685	NM	18,349	12,566	46.0

Barnes Industrial	12,722	16,803	(24.3)	53,043	55,016	(3.6)

Total operating profit	41,051	40,174	2.2	139,961	123,692	13.2

Interest income	137	229	(40.3)	415	668	(37.8)

Interest expense	(4,735)	(6,162)	(23.2)	(15,158)	(19,623)	(22.8)

Other income (expense), net (note)	(68)	(372)	(81.8)	(2,251)	(896)	NM

Income before income taxes	$36,385	$33,869	7.4	$122,967	$103,841	18.4

Note:
Year to date 2008 Other income (expense) includes $1,241 transaction loss on the sale of Spectrum Plastics.
NM - Not meaningful

Barnes Group Inc. / 9

BARNES GROUP INC. CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (Unaudited)

	September 30, 2008	September 30, 2007

Assets
Current assets
Cash and cash equivalents	$25,618	$22,619
Accounts receivable	216,336	228,967
Inventories	243,395	216,601
Deferred income taxes	25,630	25,687
Prepaid expenses	15,608	16,765

Total current assets	526,587	510,639

Deferred income taxes	3,920	21,919
Property, plant and equipment, net	238,991	222,306
Goodwill	370,327	377,025
Other intangible assets, net	320,513	304,173
Other assets	68,405	52,181

Total assets	$1,528,743	$1,488,243

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$1,993	$10,834
Accounts payable	103,462	180,623
Accrued liabilities	83,432	109,869
Long-term debt-current	35,436	51,844

Total current liabilities	224,323	353,170

Long-term debt	435,715	359,356
Accrued retirement benefits	104,940	113,290
Other liabilities	39,803	38,447

Stockholders' equity	723,962	623,980

Total liabilities and stockholders' equity	$1,528,743	$1,488,243